Exhibit 99.1

OCZ Technology Group Updates Investors on Restatement Progress

SAN JOSE, CA—July 2, 2013—OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) and power management solutions for computing devices and systems, is updating investors on its restatement process.

“We know that our restatement efforts are top of mind for all investors. This process has taken longer than we expected due to a number of items. Complexity of the transactions, as well as resource issues were the main drivers for the additional time needed. Rafael Torres, our new CFO, joined us in late March with significant restatement experience and has filled key financial leadership positions and improved the technical depth of the finance organization,” stated Ralph Schmitt, CEO of OCZ Technology. “Through these improvements, we have implemented a more rigorous review process that has also resulted in the identification of additional restatement items that have taken some time to review, document and conclude on. Taking these items into account, we believe that we are on track to becoming current with our SEC filings before the end of August.”

As previously disclosed, on December 17, 2012, the Audit Committee of OCZ Technology Group, Inc. concluded that the Company should restate its previously-issued consolidated financial statements for fiscal year 2012 and the first quarter of fiscal 2013. In the course of its restatement work for these periods, the Company identified two misclassification items in its previously-issued consolidated financial statements for fiscal years 2009, 2010 and 2011. These items include: 1) the recording of certain previously-expensed manufacturing and freight costs that should have been capitalized in inventory and recorded in cost of goods sold upon shipment, and 2) the classification of certain customer incentive program credits as operating expenses that should have been recorded as an offset to reported net revenue. The aggregate impact of these items on the Company’s previously-reported net income or loss for these periods is expected to be de minimis, although gross profit levels will be reduced from amounts previously-reported. We believe the impact to periods prior to 2012 will be isolated to these two items, though we have not yet completed our restatement work.

The impact of all adjustments made during the restatement process will be disclosed in more detail in the Company’s restated financial statements, which will be provided as soon as practicable. Until the restatements are released, in addition to the financial statements for the periods referenced in the paragraph above, related press releases and shareholder communications describing the results reported in these financial statements should no longer be relied upon.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocz.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements.

In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; OCZ’s ability to obtain sufficient NAND flash; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocz.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

Contact:

OCZ Press

Scott Harlin

Director of Marketing Communications

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com